Exhibit 99.1

News Release

Contacts:

Richard Mack	Don Fallati
Nuance Communications, Inc.	Dictaphone Corporation
Tel: (781) 565-5055	Tel: (203) 381-7218
Email: richard.mack@nuance.com	Email: don.fallati@dictaphone.com
Nuance and Dictaphone Announce Termination of
Hart-Scott-Rodino Waiting Period for Pending Acquisition
BURLINGTON, Mass., and STRATFORD, Conn., March 1, 2006 — Nuance Communications, Inc. (Nasdaq: NUAN) and Dictaphone Corporation today announced that the United States Department of Justice has granted early termination of the antitrust waiting period under the Hart-Scott-Rodino Act for Nuance’s proposed acquisition of Dictaphone. The transaction is expected to close by March 31, 2006, subject to customary conditions.
On February 8, 2006, Nuance announced a definitive agreement to acquire Dictaphone, the leading provider of dictation and speech recognition solutions for the healthcare industry. This acquisition significantly accelerates Nuance’s strategy to automate manual transcription in healthcare, where an estimated $15 billion is spent worldwide each year. The acquisition of Dictaphone expands Nuance’s product portfolio, market reach and revenue streams within the large and rapidly growing healthcare vertical. One of the most respected technology solutions vendors in the healthcare industry, Dictaphone has an installed base of dictation and transcription software systems serving over 4,000 hospital and outpatient facilities and approximately 400,000 physicians.
About Dictaphone
Dictaphone, ranked 31st in Healthcare Informatics ranking of top 100 companies by healthcare revenue, is the leading provider of dictation, transcription, speech recognition and natural language processing systems in the healthcare market. Dictaphone’s Integrated Voice Systems division is the leading provider of highly scalable dictation systems focused upon the public safety and legal markets. Dictaphone is headquartered in Stratford, Connecticut, and has worldwide marketing, sales, service and support organizations throughout United States, the United Kingdom, Canada and Europe.
About Nuance Communications, Inc.
Nuance (Nasdaq: NUAN) is the leading provider of speech and imaging solutions for businesses and consumers around the world. Its technologies, applications and services make the user experience more compelling by transforming the way people interact with information and how they create, share and use documents. Every day, millions of users and thousands of businesses experience Nuance’s proven applications. For more information, please visit nuance.com.
Nuance, the Nuance logo, Dragon and NaturallySpeaking are trademarks or registered trademarks of Nuance Communications, Inc. or its affiliates in the United States and/or other countries. All other company names or product names may be the trademarks of their respective owners.
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Statements in this document regarding the proposed transaction between Nuance and Dictaphone, amounts spent on manual transcription in the North American healthcare industry, benefits and synergies of the transaction, the expected timetable for completing the transaction, and any other statements about Nuance or Dictaphone managements’ future expectations, beliefs, goals, plans or prospects constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” estimates and similar expressions) should also be considered to be forward looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward looking statements, including: the ability to consummate the transaction; the ability of Nuance to successfully integrate Dictaphone’s operations and employees; the ability to realize anticipated synergies and cost savings; the failure to retain customers; and the other factors described in Nuance’s Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2005. Nuance disclaims any intention or obligation to update any forward looking statements as a result of developments occurring after the date of this document.